REOFFER PROSPECTUS

                        EUROTRONICS HOLDINGS INCORPORATED

               1,400,000 Shares of Common Stock, $0.0001 Par Value

 The One Million Four Hundred Thousand (1,400,000) shares of common stock, $0.0001 par value (the "Common Stock"), included herein (the "Shares"), have been or will be acquired from Eurotonics Holdings Incorporated, a Utah corporation (the "Company"), pursuant to an employee benefit plan to eight persons, six of whom are deemed to be control persons of the Company. These six persons are listed below in the section entitled "Selling Security Holders"). The Company is issuing the shares directly to Selling Security Holders for services rendered and will not be receiving any proceeds from any aspect of the Shares. Selling Security Holders may offer some or all of the Shares for sale from time to time at prices and terms negotiated in individual transactions, in brokers transactions negotiated immediately prior to sale, or in a combination of the foregoing. The Selling Security Holders and any broker-dealers who participate in selling the Shares may be deemed "underwriters" as defined by the Securities Act of 1933, as amended (the "Securities Act"). Commissions paid or discounts or concessions allowed such broker-dealers, as well as any profit received on resale of the Shares by broker-dealers purchasing for their own accounts may be deemed to be underwriting discounts and commissions. The Selling Security Holders or purchasers of the Shares will pay all discounts, commissions and fees related to any sale of the Shares.

 The Company's executive offices are located at P. O. Box 3131, Salt Lake City, Utah 84110, and the telephone number is (888) 299-2995.

 The Common Stock is traded on the OTC Bulletin Board under the symbol "EUHID." On November 25, 1997, the closing price for the Common Stock as reported on the OTC Bulletin Board was $7.00.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE PURCHASE OF THESE SECURITIES INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS."

 No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Reoffer Prospectus. If any such information is given or any such representation made, the information or representation should not be relied upon as having been authorized by the Company. This Reoffer Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this Reoffer Prospectus, nor is it an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction where it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances imply that the information in this Reoffer Prospectus is correct any time subsequent to November 26, 1997, the date of this Reoffer Prospectus.

                              AVAILABLE INFORMATION

     The  Company is subject to the  reporting  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). The Company has filed all reports required of it for at least the twelve months preceding this filing. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC in Washington D.C. at 450 Fifth Street, N.W., 20549, and at the following regional offices located at 26 Federal Plaza, Room 1100, New York, New York 10278; 219 Dearborn Street, Room 1228, Chicago, Illinois, 60604; and at 410 Seventeenth Street, Suite 700, Denver, Colorado 80202. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any and all information incorporated by reference into this Prospectus. Requests for such information may be directed to the Company's president, Melvin Fields at P. O. Box 3131, Salt Lake City, Utah 84110. The Company intends to furnish to its shareholders annual reports, which will contain financial statements audited by independent accountants, and such other reports as it may determine to furnish or as may be required by law.

                                   THE COMPANY

     The Company was incorporated in Utah in 1982 under the name Hamilton Exploration Co., Inc. The Company adopted its present name in December 1995. Unless the context indicates otherwise, the term the "Company" includes
Eurotronics Holdings Incorporated and its consolidated subsidiaries. The Company's principle executive offices are at P. O. Box 3131, Salt Lake City, Utah 84110. The Company's telephone number is (888) 299-2995. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

                                  RISK FACTORS

     The Shares offered hereby are speculative and involve a high degree of risk. Any or all of these factors could result in the purchaser of Shares losing some or all of his or her investment. Accordingly, in analyzing this Prospectus, the purchaser of Shares should carefully consider the following factors, among others, relating to the Company:

 Limited Operating History. Although the Company was originally organized in 1982, it has just become involved in the real estate industry through its merger with Saxx Capital, Inc. For more information on this merger, please see the
Company's Form 10-QSB for the quarter ended September 30, 1997, which is incorporated herein by this reference. Therefore, the Company should be considered a new business venture and with its operations being subject to all the risks inherent in the establishment of a new business enterprise. The Company is in the development stage and is at present generating no revenues. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any new enterprise.

 Control by Existing Management. Upon completion of this offering, the Company's officers and directors will own or will be deemed to beneficially own, directly or indirectly, more than 80% of the outstanding shares of Common Stock of the Company. Consequently, these officers and directors will likely be able to control the affairs of the Company, including the election of the entire Board of Directors.

     Cash Flow and Liquidity Shortages. The Company's has incurred recurring net losses since its  inception,  including  net losses of $299,635 and $321,124 for the  years of 1995 and  1996,  respectively.  The  losses  have  been  primarily
attributable  to  general  and  administrative   expenses  attributable  to  the
Company's  failed  acquisitions.  Aside from its  attempts  to  acquire  private companies,  the Company has had no active  operations  since  December 1989. The
Company  has  therefore  had few cash  resources.  In the past,  the Company has attempted  to satisfy its  obligations  primarily  through  the  issuance of its
Common  Stock.  The Company can  provide no  assurances  that it will be able to continue to meet its obligations in this manner.

     Need for Additional Financing . The Company will likely need financing to sustain the short term operations. The Company intends to raise such capital through debt or equity financing, but can provide no assurances that such financing will be available.

     Limited Market for the Company's Securities. The Company's Common Stock is traded on the OTC Bulletin Board under the symbol EUHID. However, even though there is a public market for the Common Stock, the Common Stock has a very thin average daily trading volume. Accordingly, it is possible that the shareholder will not be able to resell some or all of his or her Common Stock. The thin trading volume may also make the price of the Common Stock more volatile than otherwise. Hence, the shareholder may not be able to resell the Common Stock at a price comparable to that currently quoted on the OTC Bulletin Board.

     No Dividends. The Company has not paid any dividends during the last three fiscal years. Given the Company's limited cash flow and need for financing, the Company does not anticipate paying any dividends in the foreseeable future.

                            SELLING SECURITY HOLDERS

     The table  below sets forth  information  regarding  the  Selling  Security
Holders' interest within the Company and stated herein this Reoffer Prospectus, his relationship to the Company for the last three years, the amount of Common
Stock he owned prior to acquiring the Shares, the amount of Common Stock being offered hereby, and the amount of Common Stock to be owned after the sales.

----------------- ------------------- ------------------------- -------------------------------- ------------------
                                          Number of Shares                                         Amount Owned
   Registered     Position with the      Beneficially Owned     Number of Shares to be Offered    After Offering
  Stock-holder         Company            Before Offering               for Stockholder
----------------- ------------------- ------------------------- -------------------------------- ------------------
Anne Moxon         Director               144.5 million(1)                  400,000              144.5 million(1)

----------------- ------------------- ------------------------- -------------------------------- ------------------
Emilio            Secretary/                    -0-                         150,000                     -0-
Chiappetta        Treasurer &
                  Director
----------------- ------------------- ------------------------- -------------------------------- ------------------
Allan Green       President & CEO               -0-                         150,000                     -0-
----------------- ------------------- ------------------------- -------------------------------- ------------------
Greg Buck         CFO                           -0-                         400,000                     -0-
----------------- ------------------- ------------------------- -------------------------------- ------------------
Koh See           Director                      -0-                         150,000                     -0-
----------------- ------------------- ------------------------- -------------------------------- ------------------
Terrence          Director                      -0-                         150,000                     -0-
Rodrigues
----------------- ------------------- ------------------------- -------------------------------- ------------------
Marvin Pernica    Chairman of Board             -0-                         150,000                     -0-
                  of Directors
----------------- ------------------- ------------------------- -------------------------------- ------------------
(1)  Includes  144,500,000  owned  indirectly  through Ms.  Moxon's  position as president of Saxx Capital, Inc. Ms. Moxon disclaims ownership of such shares.

                              PLAN OF DISTRIBUTION

 The Selling Security Holders may sell the Shares from time to time in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Security Holders expect to employ brokers or dealers in order to sell the Shares. Brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate in effecting sales. Brokers or dealers will receive commissions or discounts from the Selling Security Holders or from purchasers in amounts to be negotiated immediately prior to the sale, but which are not expected to deviate from usual and customary brokers' commissions.

 No assurances are given that the Selling Security Holders will offer for sale or sell any or all of the Shares registered pursuant to this Prospectus. Neither the Company nor Selling Security Holders expect to compensate any finders to assist in the sales of the Shares.

 The Company will not receive any of the proceeds from the offering hereunder. All expenses incurred in connection with the registration under the Securities Act and the offering of the securities hereby will be borne by the Company, but all selling and other expenses incurred by the Selling Security Holders will be borne by the Selling Security Holders.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

 The following documents that the Company filed with the Commission are hereby incorporated by reference into this Prospectus:

 1. The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1996, which contains financial statements of the Company for that fiscal year;

 2. The Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997; and

 3. The description and specimen certificate of the Common Stock contained in the Company's registration statement on Form S-18 under the Securities Act filed with the Commission on October 30, 1983, including any amendment or report filed for the purpose of updating such description.

     All documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference into this Prospectus.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                            SECURITIES ACT LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The following is a brief summary of the Company's provisions for indemnification. The Company's Bylaws provides that the Company shall indemnify its officers and directors for any liability, including reasonable costs of defense, arising out of any act or omission of any officer or director on behalf of the Company to the fullest extent allowed by the laws of the State of Utah.

     In actions, proceedings and suits involving an officer or director by reason of their being or having been an officer or director, other than actions by or in the right of the corporation, Title 16-10a-901 through Title 16-10a-909 of the Utah Statutes, which inclusively constitute "Part 9" of Title 16 (the "Utah Statute") permits a corporation to indemnify directors or officers against actual and reasonable expenses, including attorneys fees, judgments, fines and amounts paid in settlement. The Utah Statute applies to actions, proceedings or suits whether civil, criminal, administrative or arbitrative in nature. However, unless a court directs otherwise, indemnification is permissible only if the officer or director meets the applicable standard of conduct and indemnification is proper under the circumstances. In civil cases, the standard of conduct requires the officer or director to act in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation. In criminal cases, an officer or director meets the standard of conduct if they had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel designated by the board of directors, or the shareholders shall determine whether indemnification is proper under the circumstance. Termination of proceedings by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent, does not of itself establish a presumption that the officer or director did not meet the applicable standard of conduct.

     In actions by or in the right of the corporation, the corporation may indemnify an officer or director against expenses provided he or she satisfies the applicable standard of conduct. However, a corporation cannot indemnify an officer or director adjudged liable to the corporation on any claim, issue or matter unless, and to the extent, the court determines that despite the adjudication of liability, and in light of all the circumstances, the officer or director is fairly and reasonably entitled to indemnity for expenses.

     In all proceedings, whether by or in the right of the corporation or otherwise, the Utah Statute requires indemnification to the extent the officer or director is successful on the merits or otherwise in defense of the proceeding or in defense of any claim, issue or matter therein. A Utah corporation may provide, either in its articles, bylaws or agreements, that the corporation shall pay the expenses on behalf of a director or officer prior to the final disposition of the action upon receipt of an undertaking by or on behalf of the director or officer to repay those advancements if it is ultimately determined that the officer or director is not entitled to indemnification. The Utah Statute does not exclude other indemnification rights to which a director or officer may be entitled under the articles of incorporation, the bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise; provided that those rights would not indemnify an officer or director against a judgment or other final adjudication adverse to the officer or director that establishes the officer's or director's acts or omissions involved intentional misconduct, fraud or known violation of the law and were material to the cause of action.

     The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Utah Statutes and the Company's Bylaws, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.